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As filed with the Securities and Exchange Commission on September 29, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

MOVIE GALLERY, INC.
(Exact name of registrant as specified in its charter)

Delaware	63-1120122
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

900 West Main Street
Dothan, Alabama 36301
(Address of principal executive offices, including zip code)

MOVIE GALLERY, INC. 2003 STOCK PLAN
(Full title of the plan)

Joe Thomas Malugen
Movie Gallery, Inc.
900 West Main Street
Dothan, Alabama 36301
(Name and address of agent for service of process)

Copy to:
Lawrence P. Schnapp
Troy & Gould Professional Corporation
1801 Century Park East, Suite 1600
Los Angeles, CA 90067-2367
(310) 553-4441

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)

Common Stock, $0.001 par value per share	4,167,749 shares	$20.19	$84,146,852	$6,807.48

(1)
Represents the maximum number of shares of common stock of the registrant, $0.001 par value per share, issuable pursuant to the Movie Gallery, Inc. 2003 Stock Plan (the "Plan") being registered hereon.

(2)
Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also covers such additional shares of common stock as may become issuable under the Plan as a result of the anti-dilution adjustment provisions of the Plan.

(3)
The registration fee of $6,807.48 for the 4,167,749 shares of common stock that are being registered pursuant to this Registration Statement was calculated as follows: Under the Plan, because none of the shares that are being registered hereunder are subject to outstanding options and the offering price therefore is not known, the proposed maximum offering price per share and maximum aggregate offering price were estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933 based upon a price of $20.19, which is the average of the high and low prices of the common stock on the Nasdaq National Market on September 24, 2003, a date within 5 business days prior to the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 of the General Rules and Regulations under the Securities Act of 1933 (the "Securities Act") and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents have been filed by Movie Gallery, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are incorporated in this Registration Statement by reference:

  1.
  The Company's Annual Report on Form 10-K for the fiscal year ended January 5, 2003, including all material incorporated by reference therein;

  2.
  The Company's Quarterly Reports on Form 10-Q for the quarters ended April 6, 2003 and July 6, 2003, including all material incorporated by reference therein;

  3.
  The Company's Current Reports on Form 8-K filed August 5, 2003, July 10, 2003, May 8, 2003, and April 14, 2003, including all material incorporated by reference therein; and

  4.
  The description of the Company's common stock that is contained in the Company's Registration Statement on Form 8-A (Registration No. 0-24548), including any amendment or report subsequently filed by the Company for the purpose of updating such description.

        In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interest of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities, including reimbursement of expenses incurred arising under the Securities Act.

        As permitted by Delaware law, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director shall be liable to us or to our stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in our certificate of incorporation is to eliminate the rights of the Company and its stockholders, through stockholders' derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director thereof, including breaches resulting from negligent or grossly negligent behavior, except in the situations described in clauses (i) - (iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

        Our certificate of incorporation provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in our right by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

        Our certificate of incorporation also provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action or suit by or in our right to procure a judgment in our favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

        Our certificate of incorporation also provides that to the extent that one of our directors or officers has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith; that indemnification provided for in our certificate of incorporation shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that we may purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not we would have the power to indemnify him against such liabilities under the provisions of Section 145 of the Delaware General Corporation Law.

        Our Bylaws provide generally that we will indemnify our past and present officers and directors from and against all expenses, judgments, fines and amounts paid in settlement of all actions, suits or proceedings they face by reason of the fact that they are or were officers or directors of the Company. Our indemnification obligation in any particular such case is conditioned upon the officer or director having acted in good faith and in a manner such officer or director reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful.

        In addition, our Bylaws provide that we will indemnify our officers and directors against expenses they actually and reasonably incur in connection with actions or suits by or in the right of the Company to procure a judgment in its favor by reason of the fact that such officer or director was or is an officer or director of the Company. Our indemnification obligation in any particular such case is conditioned upon the officer or director having acted in good faith and in a manner such officer or director reasonably believed to be in or not opposed to the best interests of the Company. However, we will have no obligation to indemnify an officer or director in such a case if such officer or director is adjudged to be liable to the Company, unless and only to the extent that a court determines that despite a finding of liability to the Company, such officer or director is fairly and reasonably entitled to indemnification for such expenses.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

Exhibit No.	Exhibit Description
4.1	Certificate of Incorporation of the Registrant (filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-80120) and incorporated herein by reference).
4.2
Certificate of Amendment of Certificate of Incorporation of the Registrant (filed as Exhibit 3.1.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 5, 2003, and incorporated herein by reference).
4.3	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 5, 2003, and incorporated herein by reference).
4.4	Movie Gallery, Inc. 2003 Stock Plan, as amended.
5.1	Opinion of Troy & Gould Professional Corporation.
23.1	Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Auditors.
24.1	Power of attorney (contained on the signature page hereto).

Item 9.    Undertakings.

        1.     The Company hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered hereunder which remain unsold at the termination of the offering.

        2.     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dothan, State of Alabama, on this 18th day of September, 2003.

MOVIE GALLERY, INC.
By:	/s/ JOE THOMAS MALUGEN Joe Thomas Malugen Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Joe Thomas Malugen and J. Steven Roy, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign on such person's behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission under the Securities Act, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOE THOMAS MALUGEN Joe Thomas Malugen	Chairman of the Board, President and Chief Executive Officer	September 18, 2003
/s/ H. HARRISON PARRISH H. Harrison Parrish	Vice Chairman of the Board and Senior Vice President	September 18, 2003
/s/ WILLIAM B. SNOW William B. Snow	Director	September 18, 2003
/s/ JOHN J. JUMP John J. Jump	Director	September 18, 2003
/s/ SANFORD C. SIGOLOFF Sanford C. Sigoloff	Director	September 18, 2003

/s/ J. STEVEN ROY J. Steven Roy	Executive Vice President and Chief Financial Officer	September 18, 2003
/s/ IVY JERNIGAN Ivy Jernigan	Vice President and Controller	September 18, 2003

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Certificate of Incorporation of the Registrant (filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-80120) and incorporated herein by reference).
4.2
Certificate of Amendment of Certificate of Incorporation of the Registrant (filed as Exhibit 3.1.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 5, 2003, and incorporated herein by reference).
4.3	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 5, 2003, and incorporated herein by reference).
4.4	Movie Gallery, Inc. 2003 Stock Plan, as amended.
5.1	Opinion of Troy & Gould Professional Corporation.
23.1	Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Auditors.
24.1	Power of attorney (contained on the signature page hereto).

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX